Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

Rotech Healthcare Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-107608) on Form S-8 of Rotech Healthcare Inc. of our report dated February 22, 2002, with respect to the consolidated statements of operations, changes in shareholder’s equity and cash flows for the year ended December 31, 2001 of Rotech Medical Corporation and subsidiaries (the “Company”), which report appears in the December 31, 2003 annual report on Form 10-K of Rotech Healthcare Inc.

Our report dated February 22, 2002 contains an explanatory paragraph that states that Rotech Medical Corporation and its subsidiaries filed separate voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Baltimore, Maryland

April 13, 2004